Exhibit 10.1

Exploration Lease and Option To Purchase Agreement

Tempiute Project

This Exploration Lease and Option to Purchase Agreement Tempiute Project (“Agreement”) is made and entered among Hinkinite Resources LLC, a Utah limited liability company (“Owner”), and Guardian Metal Resources PLC, a United Kingdom corporation (“GMPLC”), and Golden Metal Resources, LLC, a Nevada limited liability company which is the wholly-owned subsidiary of GMPLC (“GMRUS”).

Recitals

A.            Owner owns the twelve (12) unpatented lode and placer mining claims and mill sites (collectively the “Claims”) and the ten (10) patented mining claims (collectively the “Patents”) situated in Lincoln County, Nevada, described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the “Property”).

B.            Owner desires to lease and to grant to GMRUS the option to purchase the Property on the terms and conditions of this Agreement.

C.            Owner and GMPLC are signatories of a Confidentiality Agreement dated June 23, 2024 and a binding letter of intent dated October 30, 2024 (the “Letter of Intent”) which described the general terms for Owner’s lease and grant to GMPLC of the option to purchase the Property. GMPLC assigned its rights and interests in and under the Letter of Intent to GMRUS and Owner acknowledged and consented to GMRUS’s assignment. The Confidentiality Agreement and the Letter of Intent are superseded by this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1.             Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1          “Area of Interest” means the lands within the exterior boundaries of the patented mining claims and the unpatented mining claims and mill sites described in Exhibit A and the lands within two (2) miles outside the exterior boundaries of the patented mining claims and the unpatented mining claims and mill sites described in Exhibit A.

1.2          “Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Reno, Nevada are not open for business.

1.3          "Closing" means the delivery of documents to be executed and delivered by the parties and delivery of the Purchase Price and the consummation of the transactions contemplated under this Agreement as described in Section 5.

1.4          "Closing Date" means the date on which the Closing occurs as provided in Section 5.

1.5          “Deed” means the conveyance to be executed and delivered by Owner to GMRUS on GMRUS’s exercise of the Option and Closing in accordance with Section 5.4.

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1.6          “Effective Date” means the date on which this Agreement is executed by the parties.

1.7          " GMPLC” means Guardian Metal Resources PLC, a United Kingdom corporation, and its successors and assigns.

1.8          “GMRUS” means Golden Metal Resources, LLC, a Nevada limited liability company, and its successors and assigns.

1.9          “Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.10        “Industrial Minerals” means sand, gravel, limestone, marble, dolomite (magnesium), silica (quartz), shale, clay, kaolin, alumina, bentonite, barite, talc, gypsum, diatomite, salt, phosphates, potash, pumice, volcanic ash, pozzolana, fluorspar, building stone, landscape products, and gemstones.

1.11        “Lease Year” means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.12        “Maiden Resource” means the determination of a mineral resource on the Property of tungsten trioxide (WO3) with a minimum cutoff grade of 0.4% in accordance with either the CIM Definition Standards on Mineral Resources and Mineral Reserves adopted by CIM Council, as amended, or the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves.

1.13        “Minerals” means all minerals and mineral materials except Industrial Minerals, including, without limitation, gold, silver, platinum and platinum group metals, base metals (including, for example, antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), lithium, uranium, vanadium, and other metals and mineral materials which are on, in or under the Property.

1.14        “Minimum Payments” means the minimum payments payable by GMRUS in accordance with Section 4.2.

1.15        “Net Smelter Returns” shall have the meaning and be calculated and paid in accordance with Exhibit 1 attached to the Deed which is Exhibit B attached to and by this reference incorporated in this Agreement.

1.16        “Option” means the option and right granted by Owner to GMRUS to purchase the Property in accordance with Section 5.

1.17        “Owner” means Hinkinite Resources LLC, a Nevada limited liability company, and its successors and assigns.

1.18        “Property” means the patented mining claims and the unpatented mining claims and mill sites described in Exhibit A and any unpatented mining claims and mill sites which the parties locate or acquire and any other property rights and interests which the parties acquire in the Area of Interest which become subject to this Agreement pursuant to Section 8.

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1.19        “Royalty” means the production royalty payable by GMRUS to Owner in accordance with Section 4.4.

1.20        “Shares” means ordinary shares in the capital of GMPLC.

2.             Lease and Grant of Rights. Owner leases the Property exclusively to GMRUS and grants to GMRUS the rights and privileges described in this Section.

2.1          Lease. Owner grants to GMRUS the exclusive right to enter on and use the Property to explore for and develop Minerals on the Property. GMRUS must exercise the Option to acquire title to the Property before GMRUS commences construction or development of a mine or mine-related facilities or commences mining on the Property.

2.2          Owner Mining License. During the term of this Agreement and after GMRUS’s exercise and closing of the Option, Owner shall have a limited license to explore for and mine Industrial Minerals on the Property at its own cost and risk, subject to GMRUS’s prior and superior right to explore for, develop and mine other Minerals on the Property. Owner shall conduct its exploration and mining in a manner which does not unreasonably interfere with GMRUS’s activities or operations on the Property. Owner shall apply for, obtain and maintain such approvals, consents, licenses and permits as are required for Owner’s exploration and mining and Owner shall comply with Governmental Regulations applicable to Owner’s activities. Owner shall pay all costs, including costs of reclamation and providing financial assurances for reclamation, arising from or relating to Owner’s exploration and mining activities. Owner shall indemnify and insure GMRUS in the manner prescribed in Section 11. If Owner intends to construct any facilities or improvements on the Property for purposes of its exploration or mining activities, before construction begins, GMRUS shall have the right to conduct condemnation drilling on the sites of such facilities. If GMRUS intends to conduct exploration such as drilling at or near the site of Owner’s Industrial Minerals mining operation and determines that Owner’s exploration for and mining of Industrial Minerals may delay, hinder, or interfere with GMRUS’s activities or create any health or safety risk to Owner’s or GMRUS’s personnel or contractors, GMRUS will inform Owner and request that Owner temporarily suspend Owner’s activities for the period of GMRUS’s activities.

2.3          Water Rights. Subject to applicable Governmental Regulations concerning the appropriation and taking of water, GMRUS shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by GMRUS in its operations on the Property. Owner acknowledges and agrees that any water rights applied for, appropriated, or otherwise acquired by GMRUS for the exploration for, development, or mining of Minerals on the Property or on the other unpatented mining claims leased and owned by GMRUS shall be, and shall remain, the exclusive property of GMRUS.

3.             Term. The term of this Agreement shall commence on the Effective Date and shall continue for three (3) years, subject to GMRUS’s right to purchase the Property in accordance with Section 5 and subject to GMRUS’s right to terminate this Agreement in accordance with Section 19 and Owner’s right to terminate this Agreement in accordance with Section 18.

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4.	Payments. GMRUS shall make the following payments to Owner:

4.1          Initial Payment. Within ten (10) Business Days after the Effective Date, GMRUS shall pay Owner Fifty Thousand Dollars ($50,000.00). Owner acknowledges that GMRPLC paid to Owner the sum of Five Thousand Hundred Dollars ($5,000.00) as consideration for the Letter of Intent. These payments shall not be credited against the Purchase Price if GMRUS elects to exercise the Option and shall not be credited against the Royalty Payments payable in accordance with the Deed.

4.2	Minimum Payments.

4.2.1        During the term of this Agreement, on the date that is six (6) months after the Effective Date and on the like day of each succeeding sixth month until the date that GMRUS delivers notice of its exercise of the Option or this Agreement is otherwise terminated, GMRUS shall pay to Owner a Minimum Payment of Twenty-five Thousand Dollars ($25,000.00). The foregoing Minimum Payments provided in this Section shall be credited against the Purchase Price if GMRUS elects to exercise the Option. GMRUS shall not be obligated to pay the foregoing Minimum Payments after GMRUS’s exercise of the Option and Closing.

4.2.2        Beginning on the fifth anniversary of the effective date of the Deed and on each succeeding anniversary of the effective date of the Deed until GMRUS commences commercial production of Minerals, but not Industrial Minerals, from the Property, GMRUS shall pay Owner a Minimum Payment in the amount of Twenty-five Thousand Dollars ($25,000.00). Each Minimum Payment payable under the Deed shall be an advance payment of the Royalty. The Minimum Payments payable under the Deed shall be credited cumulatively against GMRUS’s Royalty payment obligations under the Deed.

4.3          Initial Share Payment. Within fifteen (15) days after the Effective Date, GMPLC shall issue to Owner 150,000 Shares at a deemed price of $0.431 per Share (the “Initial Share Payment”) determined by using the Bank of England daily exchange rate on the Effective Date. GMPLC and GMRUS will cooperate with Owner to facilitate Owner’s sale the shares issued to Owner in accordance with this Agreement.

Owner shall execute and deliver to GMRUS and GMPLC such accredited investor certificates and other instruments required under applicable United Kingdom and United States securities laws and regulations in respect of GMPLC’s issuance and delivery of the Shares.

By signing this Agreement, Owner acknowledges and agrees and represents to GMPLC and GMRUS that the Shares issued by GMPLC to Owner pursuant to this agreement will be subject to such resale restrictions as may be imposed by applicable securities laws.

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Owner acknowledges that the Shares will be “restricted securities,” as defined in Rule 144 under the United States Securities Act of 1933, as amended (the “1933 Act”), and may only be transferred pursuant to an effective registration statement under the 1933 Act, pursuant to a transaction outside of the United States in accordance with Rule 904 of Regulation S other than 1933 Act or pursuant to a transaction that is exempt from the registration requirements of the 1933 Act. Owner acknowledges that, in addition to any legend required under United Kingdom securities laws, the Shares may bear legends to the foregoing effect as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SGMRUS SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN THE UNITED KINGDOM.

Owner understands and acknowledges that GMPLC is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission or any state securities administrator any registration statement in respect of resales of the Shares in the United States. Owner is solely responsible for compliance with such resale restrictions.

4.4          Production Royalty. GMRUS shall pay to Owner a production royalty (the “Royalty”) based on the Net Smelter Returns from the production and sale of Minerals from the Property. The Royalty percentage rate shall be one and one-half percent (1.5%). The Royalty shall be calculated and paid in accordance with Exhibit 1 attached to the Deed which is Exhibit B attached to this Agreement. The Royalty shall not apply to any fee lands, patented mining claims, unpatented mining claims, mineral rights or other property interests which GMRUS acquires or leases from a third party. The Minimum Payments paid by GMRUS to Owner shall be applied against the Royalty payments.

Owner grants to GMRUS the option and right (the “Royalty Option”) to purchase one-half of the Royalty. The purchase price payable on exercise of the Royalty Option shall be $1,000,000.00. At GMRUS’s option, exercisable in GMRUS’s sole discretion, GMRUS may elect to pay one-half of the Royalty purchase price in Shares at a deemed price per share equal to the 10-day volume weighted average trading price of the Shares on the London Stock Exchange (the “VWAP”) converted from pounds sterling to United States dollars using the Bank of England daily spot exchange rate calculated as of the date that GMRUS provides notice to Optionor of its election to exercise the Royalty Option.

The Royalty Option may be exercised at any time.

GMRUS shall pay the Royalty Option purchase price by wire transfer to an account which Owner designates or, if applicable, by delivery of the Royalty Option purchase price Shares. The closing of GMRUS’s exercise of the Royalty Option shall be completed within thirty (30) days after GMRUS’s delivery of notice of its election to exercise the Royalty Option.

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On GMRUS’s exercise of the first increment of the Royalty Option, the Royalty percentage rate shall be reduced to three-fourths of one percent (0.75%).

The terms of the Royalty Option shall be incorporated in the Deed.

4.5          Bonus Payment. Within five (5) Business Days of GMRUS’s announcement of completion of the Maiden Resource, GMRUS shall pay to Owner as a bonus payment (the “Bonus Payment) the amount equal to $100,000.00 for each 3,100 tons of tungsten trioxide (WO3) in such Maiden Resource, for example, a bonus equal to $1,000,000.00 for a 31,000 ton tungsten trioxide (WO3) Maiden Resource, but in any event not to exceed a maximum Bonus Payment of $2,000,000.00. GMRUS may, in its sole discretion, elect to pay up to fifty percent (50.0%) of the Bonus Payment by delivering to Owner Shares at a deemed price per share equal to the ten-day VWAP price of the Shares the last ten (10) trading days calculated as of the date of the announcement of the Maiden Resource, converted from pounds sterling to United States dollars using the Bank of England daily spot exchange rate as of the date of the announcement. GMRUS must complete the Maiden Resource within three (3) years after the Effective Date and as a condition precedent to GMRUS’s exercise of the Option.

4.6          Method of Payment. GMRUS shall pay all cash payments under this Agreement by wire transfers to an account which Owner designates. GMRUS shall deliver all certificates or other evidence of ownership of any Shares issued pursuant to this Agreement to an address which Owner designates.

5.             Option to Purchase. Owner grants to GMRUS the exclusive option and right to acquire ownership of the Property (the “Option”), subject to the Royalty. The purchase price of the Property shall include and be the sum of (a) the initial cash payment pursuant to Section 4.1; (b) the Initial Share Payment; (c) the Minimum Payments which accrue before GMRUS’s delivery of notice of its exercise of the Option; and (d) the Bonus Payment (collectively the “Purchase Price”).

GMRUS may exercise the Option at any time after GMRUS completes the Maiden Resource.

5.1          Notice of Election. If GMRUS elects to exercise the Option, GMRUS shall deliver written notice to Owner. On Owner’s receipt of GMRUS’s notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property and shall do so within thirty (30) days after GMRUS’s delivery of the notice.

5.2          Transfer Fees and Taxes. If GMRUS exercises the Option, GMRUS shall pay the Bureau of Land Management mining claim transfer fees, the real property transfer taxes, if any, and all recording costs incurred in closing of the Option.

5.3          Payment on Closing. On Closing of the Option, GMRUS shall pay each component of the Purchase Price outstanding on the Closing Date and, if applicable, shall deliver the Shares payable as part of the Bonus Payment.

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5.4          Owner’s Deliveries on Closing. If GMRUS exercises and closes the Option, Owner shall execute and deliver to GMRUS (a) a conveyance of the Property which reserves the Royalty to Owner in the form of the Deed which is Exhibit B attached to this Agreement; (b) a bill of sale of the data, information and permits relating to the Property in the form of Exhibit C attached to this Agreement; (c) a declaration of value or such other statement as is required to be submitted on recording of the Deed; and (d) an affidavit of non-foreign taxpayer status in accordance with Internal Revenue Code Section 1445. GMRUS shall record the Deed and file a conformed copy of the recorded Deed in the Nevada State Office of the Bureau of Land Management. GMRUS shall deliver conformed copies of the recorded Deed and the filed Deed to Owner.

5.5          Effect of Closing. On closing of the Option, GMRUS shall own the Property, subject to (a) the Royalty reserved by Owner; (b) GMRUS’s obligations under the Deed; and (c) the Royalty Option.

6.            Compliance With the Law. GMRUS shall, at GMRUS’s sole cost, comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by GMRUS, including but not limited to all exploration and development work performed by GMRUS during the term of this Agreement. GMRUS shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property. Owner agrees to cooperate with GMRUS in GMRUS’s application for governmental licenses, permits and approvals, the costs of which shall be borne by GMRUS.

7.	GMRUS’s Work Practices and Reporting.

7.1	Work Practices. GMRUS shall work the Property in a miner-like fashion.

7.2          Inspection of Data. During the term of this Agreement, Owner and Owner’s representatives shall have the right to examine and make copies of the technical data regarding the Property in GMRUS’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised no more than twice per calendar year and in a manner that does not interfere with the operations of GMRUS.

7.3          Reports. On or before April 1 of each calendar year, GMRUS shall deliver to Owner digital copies of the factual data generated during the preceding calendar year from GMRUS’s activities conducted on the Property, including information about GMRUS’s geological, geochemical and geophysical mapping and surveying of the Property, exploration drilling results, assaying of mineral samples taken from the Property, resource and reserve calculations, and mine modeling.

8.             Scope of Agreement. This Agreement shall extend to and include the patented mining claims and the unpatented mining claims and mill sites described Exhibit A of this Agreement (and any amendments or relocations of the unpatented mining claims and mill sites) and the portions of any unpatented mining claims located by the parties which are in the Area of Interest, including any unpatented mining claims amended or located by the parties to fill any fractions or gaps among the unpatented mining claims which constitute the Property and any fractions or gaps among the unpatented mining claims and any fee lands adjacent to or near the unpatented mining claims which constitute the Property. Each party agrees and covenants that this Section shall be binding on such party and its affiliates and any assignee of this Agreement and the affiliates of any such assignee.

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Each party’s obligations under this Section shall apply to any mineral rights, patented mining claims, unpatented mining claims, and other real property interests which such party leases from or purchases from a third party in an arm’s length transaction.

If a party locates any unpatented mining claims or mill sites or acquires any other property interest in the Area of Interest which becomes part of the Property, the parties shall execute and record an amendment of this Agreement which includes such unpatented mining claims and mill sites, and property interests in this Agreement.

9.             Liens. GMRUS agrees to pay all indebtedness and liabilities incurred by or for GMRUS arising from or relating to GMRUS’s activities on the Property, except that GMRUS need not discharge or release any such lien, charge or encumbrance so long as GMRUS is contesting the same in good faith, provided that if a judgment is entered which affirms or authorizes foreclosure on the lien, GMRUS promptly, and before foreclosure of the lien, shall pay, post a bond to secure payment of the lien, or otherwise cause the discharge and release of the lien. GMRUS may grant an encumbrance, lien or security interest in GMRUS’s interest under this Agreement for the purpose of securing financing, including financing for the development and operation of a mine on the Property, which financing may be a loan, a Minerals production offtake agreement, a metal streaming agreement or an overriding mineral production royalty.

10.	Taxes.

10.1        Real Property Taxes. Owner shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property.

10.2        Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

10.3        Income Taxes. No party shall be liable for any taxes levied on or measured by the other party’s income, net proceeds or payments under this Agreement or received from the production of minerals from the Property.

10.4        Delivery of Tax Notices. If a party receives tax bills or claims which are the other party’s responsibility, such party shall promptly forward them to the other party for payment.

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11.           Insurance and Indemnity. GMRUS shall provide, maintain and keep in force comprehensive all risk, public liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Property, such insurance to afford immediate minimum protection to a limit of not less than Two Million Dollars ($2,000,000.00) with respect to personal injury or death to any one or more persons or damage to property. On Owner’s request GMRUS shall furnish to Owner a certificate of all policies of required insurance which shall identify Owner as a named or additional insured. Each policy shall contain a provision that the policy will not be cancelled or materially amended, which terms shall include any reduction in the scope or limits of coverage, without at least fifteen (15) days’ prior written notice to Owner. If GMRUS fails to provide, maintain, keep in force or deliver and furnish to Owner the policies of insurance required under this Section, Owner may, but is not obligated to, procure such insurance or single-interest insurance for such risks covering Owner’s interest and GMRUS shall promptly reimburse Owner for all costs incurred by Owner to obtain the insurance. Owner shall not be liable to GMRUS and GMRUS waives all claims against Owner for injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to GMRUS’s business conducted on the Property. GMRUS shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by GMRUS or GMRUS’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by GMRUS in the performance of any obligation on the part of GMRUS to be performed under the terms of this Agreement, excluding, however, the negligence of Owner.

12.	Property Maintenance.

12.1        Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1, 2025, to September 1, 2026, and for each subsequent following annual assessment work year commencing during the term of this Agreement, GMRUS shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all Governmental Regulations, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances, provided that if GMRUS elects to terminate this Agreement more than two (2) months before the deadline for performance of annual assessment work for the following annual assessment year, GMRUS shall have no obligation to perform annual assessment work nor to prepare, record or file evidence of the same for the following annual assessment year. GMRUS shall deliver to Owner proof of GMRUS's performance of its obligations under this Section not less than thirty (30) days before the applicable regulatory or statutory deadlines for the required filings and recordings. If GMRUS does not perform its obligations under this Section and Owner incurs costs, including filing and recording fees, to complete the required assessment work, filings and recordings, GMRUS shall reimburse Owner for such costs within ten (10) days after GMRUS's receipt of Owner's invoice for such costs.

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12.2        Federal Mining Claim Maintenance Fees. If under applicable Governmental Regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2025, to September 1, 2026, GMRUS shall pay the federal annual mining claim maintenance fees and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner’s intention to hold the unpatented mining claims which constitute the Property no later than one month before the applicable statutory and regulatory deadline. If GMRUS elects to terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the following annual assessment year, GMRUS shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the following assessment year. If GMRUS does not terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the following annual assessment year, GMRUS shall pay the annual maintenance fees for the Property for the following assessment year. GMRUS shall deliver to Owner proof of GMRUS's performance of its obligations under this Section not less than thirty (30) days before the applicable regulatory or statutory deadlines for the required payments, filings and recordings. If GMRUS does not perform its obligations under this Section and Owner incurs costs, including filing and recording fees, to complete the required payments, filings and recordings, GMRUS shall reimburse Owner for such costs within ten (10) days after GMRUS's receipt of Owner's invoice for such costs.

13.           Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the unpatented mining claims and mill sites which comprise all or part of the Property has been, and in the future may be, considered by the United States Congress. The parties desire to assure that any and all interests of the parties in the lands subject to the unpatented mining claims and mill sites which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to this Agreement. If the mining laws applicable to the unpatented mining claims and mill sites subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner’s interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner’s title in the Property, and GMRUS shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner’s interest in and to the Property, except as expressly provided in this Agreement. If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims and mill sites comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.	Relationship of the Parties.

14.1        No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

14.2        Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

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14.3        Limitation. GMRUS’s performance of its duties and obligations under this Agreement shall not obligate GMRUS to perform any additional services to Owner, nor, except as expressly provided in this Agreement, to conduct or to invest any funds of any nature whatsoever in the exploration of, development or production of minerals on or under the Property. GMRUS may explore, conduct geological, geochemical and geophysical investigations, drill, sample or otherwise explore for or develop Minerals in the manner and to the extent that GMRUS, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding on GMRUS and GMRUS shall have no duties or obligations, implied or otherwise, to explore for or develop minerals. Owner acknowledges that GMRUS’s express undertakings under this Agreement and the Minimum Payments are in lieu of any implied duties or obligations.

15.           Inspection. Owner or Owner’s duly authorized representatives shall be permitted to enter on the Property and GMRUS’s workings at reasonable times and on five (5) days’ notice to GMRUS for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with GMRUS’s operations. If GMRUS is conducting exploration, development or mining during Owner’s inspection, Owner agrees that Owner will comply with all of GMRUS’s safety rules and regulations, including the requirement that Owner and Owner’s representatives be accompanied by GMRUS’s representatives during the inspection.

16.	Owner Representations.

16.1        Owner represents and warrants that: (a) the unpatented mining claims and mill sites described in Exhibit A were properly located in accordance with applicable federal and state laws and regulations; (b) the unpatented mining claims and mill sites are in good standing; (c) record title to the patented mining claims and the unpatented mining claims and mill sites is vested in Owner and Owner has good and marketable title to the Property; and (d) the patented mining claims and the unpatented mining claims and mill sites are free and clear of adverse claims, liens, encumbrances, or royalties created or granted by Owner or any other party. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on the Property.

16.2        If Owner owns an interest in any part of the Property which is less than the entire and undivided estate in such part of the Property, the Minimum Payments, the Bonus Payment and the Royalty payments payable under the Deed shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Minimum Payments and the Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the Property.

16.3        Owner represents and warrants that: (a) Owner has not received notice from any governmental agency or office that any such conditions exist on the property; and (b) to Owner’s knowledge, there have been no releases on the Property of hazardous materials in violation of applicable Governmental Regulations. Owner shall defend, indemnify and hold harmless GMRUS and its officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising from or relating to the physical condition of the Property and Owner’s activities and operations on the Property. I have not covered the entire property or had any environmental survey done on it so I am not sure if there are any violations and I do not want to represent that.

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17.           Covenants, Warranties and Representations. Each party covenants, warrants and represents for itself as follows:

17.1        Compliance with Laws. That it has complied with all applicable Governmental Regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement. Each party shall maintain its standing as a business entity in accordance with the laws of the jurisdiction of its organization.

17.2        No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3        Costs. That except as otherwise provided in this Agreement, it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4        Brokers. That, except the finder’s fee obligation of GMRPLC to T3 Ventures LLC, it has had no dealings with any agent, broker or finder in connection with this Agreement. Each party shall indemnify, defend and hold each other party harmless from and against any claims that may be asserted through such party that an agent’s, broker’s or finder’s fee is due in connection with this Agreement.

17.5        Financial Practices. “Anti-Money Laundering Laws” means those laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (1) limit the use of or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Anti-Money Laundering Laws specifically include, without limitation, the USA Patriot Act of 2001.

Each party each represents and warrants that such party, the persons or entities that own any interest in such party, and the officers, directors, managers and members of such party are not persons or entities with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Person Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action.

Each party represents and warrants that such party has taken, and shall continue to take at all time following the execution of this Agreement, commercially reasonable actions to ensure that the funds used in connection this Agreement are derived (1) from transactions that do not violate U.S. law or, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (2) from permissible sources under U.S. law or to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

Each party represents and warrants that such party (1) is not under investigation for, has not been charged with, or has not been convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (2) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (3) has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

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Notwithstanding anything to the contrary in this Agreement, the parties immediately shall comply with any request or demand for information by any federal law enforcement agency with respect to any violation or suspected violation of the USA Patriot Act of 2001.

18.           Termination by Owner. Any failure by GMRUS to perform in any material respect any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give GMRUS written notice of a such material default. If a payment default is not remedied by payment in full within fifteen (15) Business Days after GMRUS’s receipt of the notice or any other material default is not remedied within thirty (30) days after GMRUS’s receipt of the notice (which notice shall describe such default in sufficient detail to provide GMRUS the particulars to be cured), provided the default can reasonably be cured within that time, or, if not, if GMRUS has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering further notice (which notice shall describe the default that has not been cured) to GMRUS of Owner’s termination of this Agreement. GMRUS’s failure to complete the Maiden Resource in accordance with Section 4.5 shall be grounds for termination of this Agreement. On termination of this Agreement based on GMRUS’s default, within ten (10) days of the termination date GMRUS shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19.           Termination by GMRUS. GMRUS may at any time terminate this Agreement by giving advance written notice to Owner. The effective date of termination shall be the effective date of delivery of such notice in accordance with Section 27. If GMRUS terminates this Agreement, GMRUS shall perform all obligations and pay all payments which accrue or become due before the termination date. On expiration of this Agreement or on GMRUS’s termination of this Agreement, within ten (10) days GMRUS shall execute and deliver to Owner a full release and termination of this Agreement in form acceptable for recording.

20.           Force Majeure. GMRUS’s obligations under this Agreement, including GMRUS’s obligation to complete the Maiden Resource, but not including GMRUS’s obligations to pay the Minimum Payments and GMRUS’s obligations under Sections 6, 7.3, 9, 10, 11, 12.2, 22, 23, 24 and 25, shall be suspended during the time and to the extent that GMRUS is prevented from compliance, in whole or in part, by war or war conditions (actual or potential), earthquake, fire, flood, pandemic, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, or any lawful authority, statute, act of God, act of public enemy, inability to obtain or delays in obtaining governmental approvals, consents, licenses or permits (including any of the foregoing relating to the change of the use or points of diversion and use of water resources), labor or transportation, or other delays or cause of the same or other character beyond the reasonable control of GMRUS. If GMRUS invokes force majeure, it shall notify Owner in writing within ten (10) days of the force majeure event and shall diligently attempt to cure, end or remediate the force majeure event. GMRUS shall notify Owner in writing within ten (10) days of termination of the force majeure event.

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21.           Condemnation of or Withdrawal of Property. If the Property is condemned or taken by a governmental agency or if the federal public lands on which the unpatented mining claims are located are withdrawn from mineral exploration and development, any compensation awards, damages, claims, rights of action, settlement and proceeds of, or on account of, any damage or taking through condemnation or arising from a conveyance in lieu of condemnation or withdrawal shall be paid first to GMRUS as reimbursement for GMRUS’s expenses incurred to explore for and develop Minerals on the Property. GMRUS is authorized, at its option, to commence, appear in and prosecute in its own or Owner’s name any action or proceeding relating to any condemnation and to settle or compromise any claim asserted in any such action or proceeding.

22.           Surrender of Property. On expiration or termination of this Agreement, GMRUS shall surrender the Property promptly to Owner and at GMRUS’s sole cost shall remove from the Property all of GMRUS’s buildings, equipment and structures. GMRUS shall reclaim the Property in accordance with all applicable Governmental Regulations. If after expiration or termination of this Agreement GMRUS enters the Property to perform reclamation, GMRUS shall comply with Sections 6, 9, 10 and 11.

23.          Data. Promptly following the parties’ execution of this Agreement, Owner shall deliver to GMRUS copies of all of the technical and title data Owner possesses regarding the Property and the Area of Interest. If during the term of this Agreement Owner acquires additional data about the Property, Owner shall promptly deliver copies of such data to GMRUS. Within thirty (30) days following termination of this Agreement, GMRUS shall deliver to Owner copies of the technical data regarding the Property in GMRUS’s possession at the time of termination which before termination GMRUS has not furnished to Owner. On termination of this Agreement, except on GMRUS’s exercise and closing of the Option, title to the data shall vest in Owner and GMRUS shall maintain the confidentiality of the data as provided in Section 24. At Owner’s election, GMRUS shall allow Owner to take possession of GMRUS’s core, cuttings, sample splits, and sample pulps from the Property.

24.           Confidentiality. The data and information, including the terms of this Agreement, coming into the parties’ possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties, except as may be required to publicly record or protect title to the Property, to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of a party, or the parent or affiliates of a party, is listed, or to request and obtain the advice of professional advisors. If a party negotiates for a transfer of all or any portion of such party’s interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

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25.	Assignment.

25.1        GMRUS’s Assignment. GMRUS shall not assign, convey or sublease (each a “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’s prior written consent, which shall not be delayed or withheld unreasonably, provided that GMRUS may without Owner’s consent make a Transfer to an affiliate or subsidiary or to a joint venture, limited liability company or partnership of which GMRUS is a co-venturer or member. Owner shall have the right to consider the proposed transferee’s financial, legal, operating and technical expertise and history when determining the suitability of the transferee as the lessee under  this Agreement. Owner shall respond to GMRUS’s request for consent within twenty (20) days following Owner’s receipt of GMRUS’s request, and if Owner does not timely inform GMRUS that Owner does not consent to the proposed Transfer, Owner shall be deemed to have approved the Transfer. If Owner timely notifies GMRUS that Owner does not consent to the proposed assignment, Owner shall state in detail in Owner’s notice the reasons for denial of consent, and Owner shall provide to GMRUS documentary evidence and information which support the stated reasons. Each transferee of any interest in this Agreement shall execute and deliver an instrument by which the transferee agrees to assume and perform the obligations of the assignor under this Agreement.

25.2       Owner’s Assignment. Owner shall have the right to assign or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner’s interest in the Property shall affect GMRUS’s obligations under this Agreement unless and until Owner delivers and GMRUS receives copies of the documents which demonstrate the change in ownership of Owner’s interest. Until GMRUS receives Owner’s notice and the documents required to be delivered under this Section, GMRUS may continue to make all payments under this Agreement as if the transfer of Owner’s ownership interest had not occurred. No division or transfer of Owner’s ownership as to all or any part of the Property or the Royalty shall enlarge GMRUS’s obligations or diminish GMRUS’s rights under this Agreement, including the Option and the Royalty Option.

26.           Memorandum Agreement and Estoppel Certificate. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties. On GMRUS's written request, Owner will execute and deliver to GMRUS an estoppel certificate, in form acceptable to GMRUS, by which Owner confirms that this Agreement is in full force and effect and that there are no defaults by Owner or GMRUS under this Agreement.

27.           Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Owner:           Hinkinite Resources LLC

3438 W 5300 S

Lake Shore, Utah 84660

If to GMPLC and GMRUS:

Golden Metal Resources PLC

Salisbury House, London Wall

London, EC2M 5PS

United Kingdom

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28.           Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

29.           Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement supersedes the Letter of Intent. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

30.           Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. The forum for any action regarding the construction or enforcement of this Agreement shall be the Second Judicial District Court, Washoe County, Reno, Nevada. The prevailing party in any such action shall be entitled to an award of its costs and attorney’s fees incurred in such action.

31.           Costs and Expenses. Each party shall pay the costs and expenses incurred by it in connection with this Agreement, including the fees and expenses of its advisors and representatives. If a party brings an action to construe or enforce this Agreement, the prevailing party in the action shall be entitled to recover its reasonable attorneys' fees and costs from the other party.

32.           Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

33.           Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid. The parties have executed this Agreement effective as of the Effective Date.

34.           Execution by Guardian Metal Resources PLC GMPLC has executed this Agreement solely in respect of the obligation of GMRUS and GMPLC to deliver or cause the delivery to Owner of the Shares in accordance with Section 4. GMPLC does not assume and shall not be obligated to perform any other obligations of GMRUS under this Agreement.

Hinkinite Resources LLC

By	/s/ Bryson Hinkins
Bryson Hinkins, Manager

Golden Metal Resources, LLC

By	/s/ Oliver Friesen
Oliver Friesen, Manager

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Guardian Metal Resources PLC

By	/s/ Oliver Friesen
Oliver Friesen, Chief Executive Officer

17

STATE OF UTAH	)
) ss.
COUNTY OF UTAH	)

This Exploration Lease and Option to Purchase Agreement Tempiute Project was acknowledged before me on January 30, 2025, by Bryson Hinkins as Manager of Hinkinite Resources LLC.

/s/ Alma Yonases Parraga	SEAL
Notary Public

)
) ss.
)

This Exploration Lease and Option to Purchase Agreement Tempiute Project was acknowledged before me on January 28, 2025, by Oliver Friesen, Manager of Golden Metal Resources, LLC and Chief Executive Officer of Guardian Metal Resources PLC

/s/ Charles Drostan Guthrie	SEAL
Notary Public
My commission does not expire.

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Exhibit A

Description of Unpatented Mining Claims and Mill Sites

Twelve (12) unpatented lode mining claims, unpatented placer mining claims, and unpatented mill sites situated in Section 25, 26, and 36, T. 3 S., R. 56 E., Section 31, T. 3 S., R. 57 E., Section 1, T. 4 S., R. 56 E., and Section 6, T. 4 S., R. 57 E., MDM, in Lincoln County, Nevada:

			County	BLM
Location
Claim Name	Date	Claim Type	Document No.	Serial No.
EAST TAIL	7/14/2021	Placer (20 acres)	2021-160826	NV105256171
WEST TAIL	7/14/2021	Placer (20 acres)	2021-160825	NV105256172
KOYEN	10/18/2023	Lode	2023-166201	NV106348588
EVA	10/18/2023	Lode	2023-166203	NV106348589
MOODY	10/18/2023	Lode	2023-166202	NV106348590
BLACK DOG	10/18/2023	Lode	2023-166200	NV106348591
TUNG MILL 2	10/18/2023	Mill Site	2023-166193	NV106348592
TUNG MILL 4	10/18/2023	Mill Site	2023-166194	NV106348593
TUNG MILL 6	10/18/2023	Mill Site	2023-166195	NV106348594
TUNG MILL 1	10/18/2023	Mill Site	2023-166196	NV106348595
TUNG MILL 3	10/18/2023	Mill Site	2023-166197	NV106348596
TUNG MILL 5	10/18/2023	Mill Site	2023-166198	NV106348597

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Description of Patented Mining Claims

Ten (10) patented lode mining claims situated in Section 25, 26, and 36, T. 3 S., R. 56 E., Section 31, T. 3 S., R. 57 E., Section 1, T. 4 S., R. 56 E., and Section 6, T. 4 S., R. 57 E., MDM, in Lincoln County, Nevada:

		Mineral Survey
#	Claim Name	No.	Patent No.
1	Dome	4760	1118478
2	Townsite	4760	1118478
3	Townsite No. 1	4760	1118478
4	Townsite No. 2	4760	1118478
5	Townsite No. 5	4760	1118478
6	Grubstake No. 2	4760	1118478
7	Scheelite	4760	1118478
8	Scheelite No. 1	4760	1118478
9	Scheelite No. 2	4760	1118478
10	Lime Cap	4760	1118478

The patented lode mining claims are identified by the Lincoln County Assessor’s Office as Assessor’s Parcel No. 009-012-47.

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Exhibit B

Deed With Reservation of Royalty

21

Assessor’s Parcel Nos. – see Exhibit A

Recorded at the request of

and when recorded and return and
send tax statements to:

Golden Metal Resources, LLC
[insert address on execution date]

The undersigned affirms that this document does not
contain the personal information of any person.

Deed With Reservation of Royalty

Tempiute Project

This Deed With Reservation of Royalty Tempiute Project (“Deed”) is made by Hinkinite Resources LLC, a Utah limited liability company (“Grantor”), in favor of and to Golden Metal Resources, LLC, a Nevada Corporation (“GMRUS”).

Recitals

A.           Grantor and GMRUS are parties to the Exploration Lease and Option to Purchase Agreement Tempiute Project dated January _____, 2025 (the “Lease Agreement”), concerning the patented mining claim and unpatented mining claims and mill sites situated in Lincoln County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Deed (collectively the “Property”).

B.            Grantor and GMRUS have closed the purchase and sale of the Property in accordance with the Agreement.

In consideration of the parties’ rights and obligations under the Agreement, the parties agree as follows:

1.             Deed and Reservation. Grantor conveys, grants, sells and transfers to GMRUS, and its assigns and successors forever, the Property and all of Grantor’s right, title and interest in the Property and all improvements on the Property, including after acquired title, except and subject to Grantor’s reserved mining license, Grantor’s reserved Royalty and the parties’ rights and obligations under this Deed.

Grantor reserves and shall have a limited license to explore for and mine Industrial Minerals on the Property at Grantor’s cost and risk, subject to GMRUS’s prior and superior right to explore for, develop and mine other Minerals on the Property. Grantor shall conduct its exploration and mining in a manner which does not unreasonably interfere with GMRUS’s activities or operations on the Property. Grantor shall apply for, obtain and maintain such approvals, consents, licenses and permits as are required for Grantor’s exploration and mining and Grantor shall comply with Governmental Regulations applicable to Grantor’s activities. Grantor shall pay all costs, including costs of reclamation and providing financial assurances for reclamation, arising from or relating to Grantor’s exploration and mining activities. Grantor shall indemnify and insure GMRUS in the manner prescribed in Section 3. If Grantor intends to construct any facilities or improvements on the Property for purposes of its exploration or mining activities, before construction begins, GMRUS shall have the right to conduct condemnation drilling on the sites of such facilities. If GMRUS intends to conduct exploration such as drilling at or near the site of Grantor’s Industrial Minerals mining operation and determines that Grantor’s exploration for and mining of Industrial Minerals may delay, hinder, or interfere with GMRUS’s activities or create any health or safety risk to Grantor’s or GMRUS’s personnel or contractors, GMRUS will inform Grantor and request that Grantor temporarily suspend Grantor’s activities for the period of GMRUS’s activities.

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2.             Royalty and Minimum Payments. Grantor grants, reserves and retains to itself, and Grantor’s assigns and successors forever, and GMRUS agrees and covenants to pay and grants to Grantor, and Grantor’s assigns and successors, a nonadministrative, nonexecutive, and nonworking mineral production royalty based on the Net Smelter Returns, as calculated and defined in Exhibit 1, from the production or sale of Minerals from the Property, including any additions to the Property resulting from the parties’ location of unpatented mining claims within the boundaries of the Property.

The Royalty shall not apply to Industrial Minerals which Grantor mines from the Property.

The Royalty percentage rate applicable to the Property shall be one and one-half percent (1.5%). [modify if Royalty Option fully or partially exercised and closed before Deed executed]

Owner grants to GMRUS the option and right (the “Royalty Option”) to purchase one-half (1/2) of the Royalty representing three-fourths of one percent (.75%) of the Net Smelter Returns. The purchase price for the purchased portion of the Royalty shall be $1,000,000.00. At GMRUS’s option, exercisable in GMRUS’s sole discretion, GMRUS may elect to pay the Royalty Option purchase price in ordinary shares of Guardian Metal Resources PLC (“Shares”) at a deemed price per Share equal to the to the 10-day volume weighted average trading price of the Shares on the London Stock Exchange converted from pounds sterling to United States dollars using the Bank of England daily spot exchange rate calculated as of the date that Guardian provides notice to Optionor of its election to exercise the Royalty Option. GMRUS’s delivery of the Shares shall be subject to the terms and conditions prescribed in Section 4.4 of the Lease Agreement.

The Royalty Option may be exercised in whole or in part at any time.

The Royalty Option purchase price shall be paid by wire transfer to an account which Grantor designates or, if applicable, by delivery of the Royalty Option purchase price Shares. The closing of GMRUS’s exercise of the Royalty Option shall be completed within thirty (30) days after GMRUS’s delivery of notice of its election to exercise the Royalty Option.

On GMRUS’s exercise and closing of the Royalty Option, the Royalty percentage rate shall be reduced to three fourths of one percent (.75%).

Beginning on the fifth anniversary of the Effective Date and on each succeeding anniversary of the Effective Date until GMRUS commences commercial production of Minerals, but not Industrial Minerals, from the Property, GMRUS shall pay Grantor a Minimum Payment in the amount of $25,000.00. Each Minimum Payment shall be an advance payment of the Royalty. The Minimum Payments shall be credited cumulatively against GMRUS’s Royalty payment obligations.

2.1           Burden on Property. GMRUS’s agreement and covenant to pay the Royalty are covenants coupled with an interest in the Property and shall burden and run with the Property, including any additions to the Property and all amendments, conversions to a lease or other form of tenure, relocations or patent of all or any of the unpatented mining claims and mill sites which comprise all or part of the Property and any lands within an unpatented mining claim or mill site which GMRUS locates to the extent such lands are in the Area of Interest. GMRUS’s obligations under this Section shall apply to any mineral rights, patented mining claims, unpatented mining claims, and other real property interests which GMRUS leases from or purchases from a third party. On GMRUS’s acquisition of a third-party interest or GMRU’s relocation of any of the unpatented mining claims and mill sites which are part of the Property or on the amendment, conversion to a lease or other form of tenure, or patenting of any of the unpatented mining claims and mill sites which comprise all or part of the Property, the parties agree and covenant to execute, deliver and record in the Office of the Lincoln County Recorder an instrument by which GMRUS grants to Grantor the Royalty and subjects the acquired interest or newly located unpatented mining claim or mill site and any amended, converted or relocated unpatented mining claims and any newly patented claims, as applicable, to the burdens, conditions, obligations and terms of this Deed.

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2.2           Payment of Royalty. GMRUS's obligation to pay the Royalty shall accrue and become due and payable upon the sale or shipment from the Property of Minerals, unrefined metals, doré metal, concentrates, ores or Minerals Products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to GMRUS's account. GMRUS shall calculate, pay and report the Royalty in accordance with the provisions of Exhibit 1. The Royalty shall be calculated and paid quarterly. GMRUS shall pay Grantor each quarterly Royalty payment on or before thirty (30) days following the quarter during which the Royalty payment obligation accrues. The Minimum Payments paid by GMRUS to Grantor in accordance with the Lease Agreement and in accordance with this Deed shall be credited cumulatively against GMRUS’s Royalty payment obligations.

2.3           Production Records. GMRUS shall keep true and accurate accounts, books and records of all its activities, operations and production of Minerals on the Property. All books and records used by GMRUS to calculate the Royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry. When GMRUS pays the Royalty, GMRUS shall deliver to Grantor a statement which shows in detail the quantities and grades of Minerals and Mineral Products sold or deemed sold by GMRUS in the preceding quarter; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such quarter.

2.4           Delivery of Payments. GMRUS shall deliver the Minimum Payments and the Royalty payments to Grantor by wire transfer to an account or to accounts which Grantor designates. Grantor shall provide to GMRUS Grantor’s federal tax identification number.

All Minimum Payments and Royalty payments, including Interest, if any, shall be made subject to withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied on such payment by or on behalf of any governmental authority having power and jurisdiction to tax and for which GMRUS is obligated in law to withhold or deduct and remit to such governmental authority and no gross-up or make-whole payment shall be made in respect of such withholding. GMRUS shall describe in the statement referred to in Section 2.3 any amount so withheld or deducted.

2.5           Audit and Objections. Once annually and on reasonable notice and at a reasonable time, Grantor shall have the right to audit and examine GMRUS’s accounts and records relating to the calculation of the Royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Grantor, such deficiency or excess shall be resolved by adjusting the next quarterly Royalty payment due Grantor. Grantor shall pay all costs of such audit unless a deficiency of five percent (5%) or more of the Royalty payment due for the calendar quarter in question is determined to exist. Grantor may object in writing to any statement of Royalty payment amount within ninety (90) days of the receipt by Grantor of the relevant statement in respect of such Royalty payment or completion of the audit for any such statement, as applicable.

2.6           Lesser Interest. If Owner owns an interest in the Property which is less than the entire and undivided estate in the Property, the Minimum Payments and the Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner's interest so that the Minimum Payments and the Royalty payments shall be paid to Owner only in the proportion that Owner's interest bears to the entire and undivided estate in the Property.

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2.7           Commingling. GMRUS shall have the right to commingle Minerals from the Property with mineral ores mined from other properties. Not less than sixty (60) days before commencement of commingling, GMRUS shall notify Grantor and shall deliver to Grantor GMRUS’s proposed commingling plan for Grantor’s review. Before any Minerals from the Property are commingled with mineral ores from other properties, the Minerals from the Property and the mineral ores from other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial Minerals and other appropriate contents. GMRUS shall prepare and maintain accurate records which show the measurements, assays of metal, commercial Minerals, and other appropriate contents and penalty substances, and gross metal content of the Minerals from the Property and the mineral ores from other properties. From this information, GMRUS shall determine the amount of the Royalty due and payable to Grantor for Minerals produced from the Property commingled with mineral ores from other properties.

3.	Compliance with Laws, Reclamation, Environmental Obligations, and Indemnities.

3.1           Compliance with Laws. GMRUS shall comply with all Governmental Regulations relating to GMRUS’s activities and operations on or relating to the Property.

3.2           Reclamation, Environmental Obligations, and Indemnities. GMRUS shall perform all reclamation required under Governmental Regulations relating to GMRUS’s activities or operations on or relating to the Property. GMRUS shall defend, indemnify and hold harmless Grantor from and against all actions, claims, costs, damages, expenses (including attorney’s fees and legal costs), liabilities and responsibilities arising from or relating to GMRUS’s activities or operations on or relating to the Property, including those under Governmental Regulations intended to protect or preserve the environment or to reclaim the Property. GMRUS’s obligations under this Section shall survive the abandonment, surrender or transfer of the Property.

4.             Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials and other materials resulting from GMRUS's operations and activities on the Property shall be GMRUS’s sole property, but shall remain subject to the Royalty if they are processed or reprocessed and GMRUS receives revenues from such processing or reprocessing.

5.	Title Maintenance.

5.1           Title Maintenance and Taxes. GMRUS shall maintain title to the Property, including without limitation, paying when due all taxes on or with respect to the Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of GMRUS and Grantor, respectively, in the Property and under this Deed.

5.2           Property Maintenance. GMRUS shall perform all required assessment work on, pay all federal annual mining claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Property in accordance with applicable Governmental Regulations.

5.3           Abandonment. Except as provided in this Section, if GMRUS intends to permanently abandon or surrender any of the patented mining claims or unpatented mining claims and mill sites which are part of the Property (the "Abandonment Property"), GMRUS shall first deliver notice to Grantor of such intention at least thirty (30) days in advance of the proposed date of abandonment or surrender. GMRUS’s notice shall state the proposed date of abandonment or surrender. At any time before the date of GMRUS’s proposed abandonment or surrender of the Property, Grantor may deliver notice to GMRUS that Grantor desires GMRUS to convey the Abandonment Property to Grantor. In such case, within ten (10) Business Days after GMRUS’s receipt of Grantor’s notice, GMRUS shall convey the Abandonment Property to Grantor, and Grantor shall accept and assume all liabilities and obligations in respect of the conveyed Abandonment Property. If Grantor does not timely request reconveyance of the Abandonment Property, Grantor’s right to do so shall be irrevocably terminated and GMRUS may abandon or surrender the Abandonment Property in GMRUS’s sole and exclusive discretion. On GMRUS’s abandonment or surrender of the Abandonment Property, GMRUS’s obligation to pay the Minimum Payments and Royalty shall terminate in respect of the Abandonment Property. Notwithstanding the foregoing provisions of this Section, GMRUS may amend or abandon and relocate any of the unpatented mining claims and mill sites without first notifying Grantor if GMRUS determines that it is advisable to do so to maintain and preserve the effectiveness or good standing of the unpatented mining claims and mill sites. Following amendment or relocation of any of the unpatented mining claims and mill sites, GMRUS shall execute, record and deliver a copy to Grantor of a supplement to this Deed which includes the amended and relocated unpatented claims and mill sites in the description of the Property subject to this Deed.

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6.	General Provisions.

6.1           Conflict. If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of this Deed shall prevail.

6.2	Entire Agreement. This Deed and the Agreement constitute the entire agreement between the parties.

6.3           Additional Documents. The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

6.4           Binding Effect. All the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

6.5           No Partnership. Nothing in this Deed shall be construed to create, expressly or by implication, a fiduciary, joint venture, mining partnership or other partnership relationship between the parties. Grantor acknowledges and agrees that all decisions concerning methods, the extent, times, procedures and techniques of any (a) exploration, development and mining related to the Property; (b) leaching, milling, processing or extraction; (c) materials to be introduced on or to the Property or produced therefrom; and (d) decisions concerning the sale or other disposition of Minerals and Minerals Products from the Property, shall be made by GMRUS in its sole and absolute discretion. Grantor agrees that GMRUS shall not be responsible to Grantor for or obliged to make any Royalty payments for Minerals or Minerals Products value lost in any mining or processing of the Minerals or Minerals Products, unless such losses result from GMRUS’s negligence or willful misconduct.

6.6           No Implied Covenants. The Parties agree that there are no implied covenants or duties relating to or affecting any of their respective rights or obligations under this Deed, and that the only covenants or duties which affect such rights and obligations shall be those expressly stated in this Deed.

6.7           Governing Law and Forum. This Deed is to be governed by and construed under the laws of the State of Nevada. Any action or proceeding for the enforcement or construction of this Deed shall be commenced and adjudicated in the District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

6.8           Notices. Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

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If to Grantor: Hinkinite Resources LLC
[insert address when executed]

If to GMRUS: Golden Metal Resources, LLC.
[insert address when executed]

6.9           Attorney’s Fees. If either party named in this Deed brings an action to construe or enforce its terms, covenants or conditions, the prevailing party in any such action shall be entitled to recover its reasonable attorneys' fees and costs from the losing party.

6.10         Rule Against Perpetuities. To the extent this Deed or the Royalty applies to any amendments or relocations of the unpatented mining claims which comprise the Property made in accordance with the Mining Law of 1872, as from time-to-time amended, repealed, replaced or superseded, or any other federal law or regulation, including the conversion of any present interest in the unpatented mining claims included the Property to a lease, license, permit or other form of tenure or to any other rights or interests (including mineral rights) or to any other mineral or Property rights acquired by a party within the boundaries of the Property which becomes part of the Property subject to this Deed or the Royalty (each an “Acquired Interest”), the interest in such Acquired Interest shall vest on the date of acquisition. It is the express intention of the parties that each Acquired Interest shall vest within a period of time that complies with the Rule Against Perpetuities (Uniform Act), as it may be amended from time-to-time, to the extent the Rule Against Perpetuities applies, and, only if required by applicable law to vest during a period which is less than twenty-one (21) years from the effective date of this Deed, the term of the this Deed or the Royalty applicable to the an Acquired interest shall end one (1) day before twenty-one (21) years from the effective date of this Deed, provided that the parties agree and covenant that if a court of competent jurisdiction finds that this Deed or the Royalty is invalid in any respect or that the Acquired Interest does not vest within a period compliant with the Rule Against Perpetuities, the court may reform this Deed or the Royalty and instrument by which the Acquired Interest was created or acquired in a manner that implements the parties’ intentions such that the Acquired Interest is an effective and valid interest. In all events, the Royalty shall apply to any Acquired Interest acquired within a period which ends one (1) day before twenty-one (21) years from the date of execution of this Deed or the instrument by which the Royalty is granted or reserved, as applicable. The parties irrevocably release and waive the applicability of the Rule Against Perpetuities to any Acquired Interest or to any provision of this Deed or the Royalty. Each party agrees and covenants, for itself and its successors and assigns, that it will not commence any action or arbitration proceeding to declare the Acquired Interest or this Deed or the Royalty ineffective, invalid or void based on the Rule Against Perpetuities, and that it will not in any action or arbitration proceeding commenced by any party, including the other party to this Deed or its successors and assigns, assert as a claim for relief or as an affirmative defense against any claim for relief for enforcement of this Deed or the Royalty or any instrument executed in accordance with this Deed that this Deed or the Royalty or the instrument is invalid or void based on the Rule Against Perpetuities. A party’s default of its obligations under the Section shall constitute a material default and breach of this Deed or the instrument, as applicable.

6.11         Assignment by Grantor. Grantor may assign its rights under this Deed in whole or in part, and any rights and obligations under this Deed, without the written consent of GMRUS, provided that (a) each assignee enters a written agreement with GMRUS in form and substance satisfactory to GMRUS, acting reasonably, to be bound by the provisions of this Deed in all respects and to the same extent that Grantor is bound; and (b) notwithstanding the foregoing, Grantor shall remain liable for the obligations of Grantor under this Deed which arise before such assignment.

6.12         Assignment by GMRUS. GMRUS shall be entitled to assign, sell, transfer, lease, mortgage, charge or otherwise encumber any of the Property and its rights and obligations under this Deed, and GMRUS shall be released from all obligations under this Deed which arise after GMRUS’s transfer of title to the Property. Each assignee shall enter a written agreement with Grantor in form and substance satisfactory to Grantor, acting reasonably, to be bound by the provisions of this Deed in all respects and to the same extent that GMRUS is bound; and (b) notwithstanding the foregoing, GMRUS shall remain liable for the obligations of GMRUS under this Deed which arise before such assignment.

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6.13         Definitions. As used in this Deed, the following terms shall have the meanings assigned to them as follows.

“Area of Interest” means the lands within the exterior boundaries of the patented mining claims and unpatented mining claims and mill sites described in Exhibit A of the Lease Agreement which are also identified in Exhibit A attached to this Deed and the lands within two (2) miles outside the exterior boundaries.

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Reno, Nevada are not open for business.

“Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

“Loss” means an insured loss of or damage to Minerals and Minerals Products, whether occurring on or off the Property and whether the Minerals and Minerals Products are in the possession of GMRUS or its Affiliates or otherwise.

“Industrial Minerals” means sand, gravel, limestone, marble, dolomite (magnesium), silica (quartz), shale, clay, kaolin, alumina, bentonite, barite, talc, gypsum, diatomite, salt, phosphates, potash, pumice, volcanic ash, pozzolana, fluorspar, building stone, landscape products, and gemstones.

“Minerals” means all Minerals and mineral materials except Industrial Minerals, including lithium, gold, silver, platinum group metals, and rare earth metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), boron, lithium, and other metals and mineral materials which are on, in or under the Property or which after the Effective Date are discovered on, in or under the Property.

“Minerals Products” means all Minerals mined from the Property and all concentrates, doré, metal and other products derived from ore mined from the Property.

“Minimum Payment” means each annual advance Royalty payment paid in accordance with Section 2.

“Party” means a signatory to this Deed and “Parties” means all signatories.

“GMRUS” means Golden Metal Resources LLC, a Nevada limited liability company, and its successors and assigns.

6.14         Counterparts. This Deed may be executed in several counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument, and delivery of an executed copy of this Deed by email transmission or by other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Deed as of the date first above written.

This Deed is effective ___________, ___202___ (the “Effective Date”).

Hinkinite Resources LLC

By	To be signed on closing of Option.
Name
Title

Golden Metal Resources, LLC

By	To be signed on closing of Option.
Name
Title

)
) ss.
)

This Deed With Reservation of Royalty Hinkinite Unpatented Mining Claims was acknowledged before me on __, 202___, by ____________ as ____________ of Hinkinite Resources LLC.

Notary Public

)
) ss.
)

This Deed With Reservation of Royalty Hinkinite Unpatented Mining Claims was acknowledged before me on __, 202__, by ________________ as _____________ of Golden Metal Resources, LLC

Notary Public

Exhibit A

Description of Property

Lincoln County, Nevada

Unpatented Mining Claims

[insert description on execution]

Exhibit 1

Net Smelter Returns

Obligor: Golden Metal Resources, LLC (“GMRUS”)

Payee: Hinkinite Resources LLC (“Grantor”)

1. Definitions. The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1           "Gold Production" means the quantity of refined gold outturned to GMRUS's account by an independent third party refinery for gold produced from the Property during the quarter on either a provisional or final settlement basis.

1.2           "Gross Value" shall be determined on a quarter basis and have the following meanings with respect to the following Minerals:

1.2.1	Gold

(a)            If GMRUS sells gold concentrates, doré or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, doré and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, doré and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, doré and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, doré and ore); and (3) the Quarterly Average Gold Price for the quarter in which the gold concentrates, doré and ore were sold.

(b)            If GMRUS produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Quarterly Average Gold Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the quarter by the Quarterly Average Gold Price.

1.2.2	Silver.

(a)            If GMRUS sells silver concentrates, doré or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, doré and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, doré and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, doré and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, doré and ore); and (3) the Quarterly Average Silver Price for the quarter in which the silver concentrates, doré and ore were sold.

(b)            If GMRUS produces refined silver (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Quarterly Average Silver Price for the quarter in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the quarter by the Quarterly Average Silver Price.

1.2.3	All Other Minerals.

(a)            If GMRUS sells any concentrates, doré or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the quarterly average price for the Minerals or product of the Minerals for the quarter in which the concentrates, doré or ore was sold. The quarterly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

(b)            If GMRUS produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by GMRUS during the quarter from the sale of such refined or processed metals. GMRUS shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(c)            If GMRUS produces tungsten trioxide (WO3), then Gross Value shall be equal to the amount of the gross proceeds received by GMRUS during the quarter from the sale of such tungsten trioxide (WO3). GMRUS shall have the right to sell such tungsten trioxide (WO3) to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in an arm’s length, open marker sale transaction.

1.3           "Quarterly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established market selected by GMRUS which is generally accepted and recognized in the mining industry.

1.4           "Quarterly Average Silver Price" means the average London Bullion Market Association Silver Fix, calculated by dividing the sum of all such prices reported for the quarter by the number of days for which such prices were reported during that quarter. If the London Bullion Market Association Silver Fix ceases to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by GMRUS which is generally accepted and recognized in the mining industry.

1.5           "Net Smelter Returns" means the Gross Value realized during the applicable quarter from a mint, refinery, smelter or other purchaser on the sale of all metals, bullion, concentrates, Minerals or products of Mineral or ores removed from the Property less the costs of smelting and refining and less actual freight or haulage charges from the mine to the refinery or smelter. The term “smelter” shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to reduce ores or concentrates.

1.6           "Property" means the unpatented mining claims described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

1.7           "Silver Production" means the quantity of refined silver outturned to GMRUS's account by an independent third-party refinery for silver produced from the Property during the quarter on either a provisional or final settlement basis.

2.             Payment Procedures.

2.1           Accrual of Obligation. GMRUS's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, doré metal, concentrates, ores or other Minerals or Minerals Products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to GMRUS's account.

2.2           Futures or Forward Sales, Etc. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3(a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by GMRUS, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals. Grantor shall have no right or interest in any profits nor any liability or obligations for any losses realized by GMRUS from such transactions.

Exhibit C

Bill of Sale

Bill of Sale

Tempiute Project

This Bill of Sale is made and executed by Hinkinite Resources LLC, a Utah limited liability company (“Seller”), in favor of and to Golden Metal Resources, LLC, a Nevada limited liability company (“Buyer”). This Bill of Sale is executed and delivered in accordance with the Exploration and Option to Purchase Agreement dated January ___, 2025, between Seller and Buyer, regarding the patented mining claims and unpatented mining claims and mill sites in Lincoln County, Nevada, commonly known as the Tempiute Project (collectively the “Property”).

In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller assigns, conveys, sells and transfers to Buyer all of Seller’s right, title and interest in and to (a) all geological, geochemical and geophysical maps, reports, surveys and tests; all drill hole maps, drill logs, drill core, drill cuttings, chip trays, and other samples taken from the Property, including duplicates and pulps; all engineering and metallurgical reports, studies and tests; all sample and assay logs, maps, reports and tests; all mineral resource and ore reserve calculations, estimates, reports, studies and tests; all anthropological, biological, cultural, environmental, meteorological, and other like reports, studies, surveys and tests; and all other data relating to the Property, including any such data in digital, electronic, magnetic, optical and written format; and (b) all approvals, consents, licenses, notices of intent to operate, plans of operation and permits for or relating to the Property and accounts, bonds, deposits, financial assurances, guarantees and securities for reclamation of the Property.

This Bill of Sale shall be governed by the laws of the State of Nevada.

Delivery of a signature page to this Bill of Sale by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart to this Bill of Sale.

Dated ___________ ___, 202__.

Hinkinite Resources LLC

By
Bryson Hinkins, Manager